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                                                                     EXHIBIT 4.3

                         PENTASTAR COMMUNICATIONS, INC.

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                           CERTIFICATE OF DESIGNATION
                                       OF
                            SERIES A PREFERRED STOCK

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First:

         The name of the corporation is PentaStar Communications, Inc.

Second:

         PentaStar Communications, Inc., a Delaware corporation, certifies that, pursuant to authority granted to and vested in the Board of Directors of the corporation by the provisions of the certificate of incorporation of the corporation, the Board duly adopted, effective October 12, 1999, the following resolution designating a series of the Preferred Stock of the corporation:

         RESOLVED: That there be created a series of Preferred Stock which shall be designated as Series A Preferred Stock and shall have the powers, preferences, rights, qualifications, limitations and restrictions set forth below:

         1. Designation and Number. A series of Preferred Stock is hereby established and designated the Series A Preferred Stock, par value $.0001 per share (the "Series A Preferred Stock"). The number of shares which constitutes the Series A Preferred Stock is 86 shares. Each share of the Series A Preferred Stock shall have a stated value of $1,000 per share.

         2. Dividends.

                  (a) The holders of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds at the time legally available therefor, dividends at the annual rate of $50.00 per annum per share (i.e., a 5% annual rate on its $1,000 stated value), which shall be fully cumulative, shall accrue from the date of initial issuance of each share of Series A Preferred Stock (on a daily basis whether or not sufficient funds would be legally available at that time for the payment of such dividends) and shall be payable in cash annually in arrears on December 31 of each year in respect of the 12-month period (or portion thereof during which such Preferred Stock was outstanding) ending on such December 31 (except that if any such



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payment date is a Saturday, Sunday or legal holiday, then such dividend shall be payable on the first preceding day that is not a Saturday, Sunday or legal holiday). Each such dividend shall be paid to the holders of record of the Series A Preferred Stock as they appear upon the stock transfer books of the corporation at the close of business on such payment date. For purposes hereof, the term "legal holiday" shall mean any day on which banking institutions are authorized to close in Denver, Colorado. Dividends on account of arrears for any past dividend period may be declared and paid at any time, without reference to any regular dividend payment date.

                  (b) The corporation may elect to defer payment of dividends if and to the extent the payment of such dividends would violate restrictions in any loan agreement or indenture of the corporation or a subsidiary thereof pursuant to which any of them then has indebtedness outstanding (such restrictions being referred to as "Dividend Restrictions") or violate the General Corporation Law of the State of Delaware (the "GCL"), and such dividends so deferred will accumulate additional dividends as provided in Section 2(c). Except as provided in the following sentence, such additional dividends will be payable at the times referred to in Section 2(a). The corporation shall pay all such deferred dividends and additional amounts accrued thereon, out of funds then legally available therefor, as soon as, and to the extent that, such payment does not violate the Dividend Restrictions or the GCL.

                  (c) Dividends whose payment is not made on a timely basis as specified above (including, without limitation, all amounts referred to in Section 2(b)) shall accumulate, together with an amount computed at the rate of 5% per annum thereon from the date such dividends were payable until paid in full, compounded annually, which additional accrued amounts shall be paid as additional dividends hereunder. In the event that the funds legally available for dividends are not sufficient to pay the dividends accrued on the Series A Preferred Stock, the funds available shall be paid to the holders of Preferred Stock ratably in proportion to the respective unpaid dividends accrued on the Series A Preferred Stock.

         3. Voting Rights. Except as otherwise provided by the GCL, the Series A Preferred Stock will not be entitled to vote on any matters to be voted on by the corporation's stockholders.

         4. Liquidation Preference.

                  (a) In the event of a liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, the holders of shares of Series A Preferred Stock shall be entitled to receive out of the assets of the corporation available for distribution to stockholders an amount equal to the dividends accrued and unpaid on such shares on the date of final distribution to such holders, whether or not declared, including any accruals thereon provided in Section 2(b) or (c), plus a sum equal to $1,000 per share, before any payment shall be made or any assets distributed to the holders of shares of Common Stock.

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                  (b) After payment in full of the liquidation preference of the shares of the Series A Preferred Stock, any remaining assets of the corporation available for distribution to the stockholders shall be distributed as set forth in the corporation's certificate of incorporation.

                  (c) Any (i) transaction or event in connection with which the Common Stock of the corporation shall be converted into or constitute solely the right to receive cash, securities (other than solely equity securities of the corporation), property or other assets (whether by means of an exchange offer, consolidation, merger, combination, reclassification, recapitalization or otherwise), (ii) conveyance, sale, lease, assignment, transfer or other disposition of all or substantially all of the corporation's property, business or assets, (iii) sale by the corporation or one or more of its stockholders in a single transaction or series of related transactions of at least 50% of the corporation's voting power after such sale or (iv) consolidation or merger of the corporation with or into any other entity or entities where the corporation is not the surviving entity (other than a merger solely for the purpose of changing the corporation's state of incorporation) or in which 50% or more of the corporation's voting power is transferred, shall be deemed to be a liquidation, dissolution and winding up of the corporation within the meaning of
Section 4(a). The phrase "voting power" means general voting power under ordinary circumstances to elect the board of directors of the corporation (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

         5. Redemption or Call. No holder of Series A Preferred Stock may require the corporation to redeem all or any part of the shares of Series A Preferred Stock. The corporation may not call or redeem all or any part of the shares of Series A Preferred Stock.

         6. Conversion. The shares of Series A Preferred Stock shall not be convertible into Common Stock or any other capital stock of the corporation.

         7. Limitations. The corporation may, at any time the Series A Preferred Stock is outstanding, authorize or issue any series of Preferred Stock that is senior to or on parity with the Series A Preferred Stock as to dividend or redemption rights, liquidation preferences or otherwise. So long as any shares of Series A Preferred Stock remain outstanding, the corporation shall not, directly or indirectly, without the written consent of the holders of a majority of the then-outstanding shares of Series A Preferred Stock:

                  (a) Purchase, redeem or otherwise acquire for value (or pay into or set aside as a sinking fund for such purpose) any Common Stock or any warrant, option or right to purchase any Common Stock;

                  (b) At any time during which there are accrued dividends outstanding on the Series A Preferred Stock, declare or pay any dividends on or declare or make any other distribution, direct or indirect (other than a dividend payable solely in shares of Common Stock), on account of the Common Stock (or set apart any sum for any such purpose);

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         (c) Amend its Certificate of Incorporation or amend or repeal its bylaws in any manner that would adversely affect the rights or preferences of the Series A Preferred Stock; or

         (d) Issue any additional shares of Series A Preferred Stock.

Third:

         The foregoing resolution of the Board of Directors and creation and authorization of the issuance of said series of Preferred Stock were duly made by the Board of Directors pursuant to and in accordance with Section 151 of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, PentaStar Communications, Inc. has caused this Certificate of Designation to be executed by Richard M. Tyler, its Vice President, on this 21st day of October, 1999.



                                              PENTASTAR COMMUNICATIONS, INC.




                                              By: /s/ Richard M. Tyler
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                                                       Richard M. Tyler,
                                                       Vice President




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